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                              OPTION AGREEMENT

	THIS OPTION AGREEMENT (the "Agreement") is entered into as of this 31st day of October, 1997, by and between STACEY'S BUFFET, INC., a Florida corporation (the "Seller"), and STAR BUFFET, INC., a Delaware corporation (the "Buyer).

                              RECITALS

     WHEREAS, Seller is engaged in the business of owning, operating and licensing Stacey's Buffet restaurants; and

     WHEREAS, Seller and Buyer are parties to that certain Credit Agreement dated as of the date hereof (the "Credit Agreement") whereby Buyer will from time to time make loans to Seller; and

     WHEREAS, as a condition of the Credit Agreement, the parties agreed to enter into this Option Agreement for the Buyer's option to purchase any or all of the Stacey's Buffet restaurants set forth on Exhibit A hereto (the "Restaurants").

     NOW, THEREFORE, in consideration of the mutual covenants and promises expressed herein, it is agreed by and between Seller and Buyer that:

                            AGREEMENT

     1. OPTION TO PURCHASE. Seller hereby grants to Buyer an option (the "Option") to purchase, concurrently in their entirety at one Closing or separately at one or more Closings, all right, title and interest of Seller in and to substantially all of the assets related to the ownership and operation of any or all of the Restaurants, on substantially the terms and conditions set forth in the form of Asset Purchase Agreement attached hereto as Exhibit B (the "Purchase Agreement"). This Option is granted for good and valuable consideration as identified in the Credit Agreement, the receipt and sufficiency of which is hereby acknowledged. In the event that Seller is unable to obtain the consents of the landlords of the leased real property for any particular Restaurant, Buyer shall have the right to substitute with Seller's approval additional and similar Stacey's Buffet restaurant(s) in lieu of a Restaurant for which consent cannot be obtained.

     2. TERM OF OPTION; EXPIRATION OF OPTION. As long as there is any outstanding indebtedness owed by Borrower to Lender under the Credit Agreement, Buyer shall have the right to exercise its Option (the "Option Period"). Time is of the essence with respect to all of the express conditions contained herein, thus, the Option shall automatically expire and Buyer shall have no further right to exercise the Option to purchase any or all of the Restaurants after the Option Period; provided, however, that the closing on a Restaurant may take place after expiration of the Option Period so long as Buyer has given notice to the Seller during the Option Period.
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     3.   EXERCISE OF OPTION.  At any time during the Option Period Buyer may exercise this Option by delivering to Seller (a) written notice of election to do so and (b) a draft of the Purchase Agreement with specified information relating to the identification of Restaurants to be purchased, the purchase price, and the approximate date of closing. Upon receipt of the notice and a draft of the Purchase Agreement, the Seller shall provide all information requested by Buyer which is reasonably necessary to Buyer's purchase decision, including, without limitation, the completion of Seller's Disclosure Schedules (as defined in the Purchase Agreement). Subject to Seller's prompt delivery to Buyer of Seller's Disclosure Schedules and related documents and information required by Buyer, Buyer shall use its commercially reasonable efforts to close a transaction relating to the purchase of any of the Restaurants within thirty days of the election to purchase.

     4.   PURCHASE PRICE.

          4.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for each of the Restaurants shall be the amounts set forth opposite each of the Restaurants on Exhibit A hereto.

          4.2	PAYMENT OF PURCHASE PRICE.  The Purchase Price shall be paid by Buyer to Seller by (i) the cancellation of any outstanding principal and accrued and unpaid interest owed by Seller to Buyer under the Credit Agreement (the "Seller Indebtedness") and (ii) the set-off of any earned and unpaid fees owed from Seller to Buyer under the Business Services Agreement (as defined in the Credit Agreement) through December 1998 (the "Management Fees"). In the event that the aggregate amount of the Seller Indebtedness and Management Fees (the "Total Offset") is insufficient to cover the Purchase Price, the Buyer shall pay to Seller on January 1, 1999, cash in an amount equal to Purchase Price less the Total Offset.

     5. REPURCHASE OPTION. In the event that Buyer exercises its Option to purchase any or all of the Restaurants, Seller shall have the option to repurchase (the "Repurchase Option") all, but not less than all, of the Restaurants purchased by Buyer pursuant to the Option Agreement for cash at a purchase price equal to the greater of (i) the cumulative Purchase Price paid by Buyer for all of the Restaurants, plus any and all capital expenditures made by Buyer for such Restaurants or (ii) three times trailing earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the prior 12 month period for all of the Restaurants, plus capital expenditures made by Buyer for such Restaurants, reduced by 2.0% of revenues for the prior 12 month period for all of such Restaurants. Seller shall exercise its Repurchase Option by giving written notice to Buyer, and the closing of the sale of such Restaurants pursuant to the Repurchase Option shall occur no less than fifteen (15) and no more than thirty (30) days following the giving of written notice. All other terms of the repurchase shall be consistent with the form of the Purchase Agreement.

     6. MISCELLANEOUS TERMS INCORPORATED BY REFERENCE. The miscellaneous provisions of the Credit Agreement contained in Subsections 7.1 and 7.8 are hereby incorporated by reference herein and made a part hereof except that Lender shall mean Buyer and Borrower shall mean Seller.

     7.   ASSIGNMENT.  This Agreement may not be assigned by Seller.
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     IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be executed by officers thereunto duly authorized as of the date first above stated.
                                        BUYER

                                        STAR BUFFET, INC.


                                        By:  /s/ Theodore Abajian
                                        -------------------------------
                                        Theodore Abajian
                                        Chief Financial Officer



                                        SELLER

                                        STACEY'S BUFFET, INC.


                                        By:  /s/ Stephen J. Marrier
                                        --------------------------------
                                                 CEO
                                        --------------------------------


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                                   EXHIBIT A
               LISTING OF LOCATIONS OF RESTAURANTS AND PURCHASE PRICE


                                                 Purchase Price
                                                  ($ in 000s)
                                                  -----------

1.   North Ft. Meyers                               $  102

2.   Ft. Meyers                                     $  126

3.   Port Charlotte                                 $    1

4.   Holiday                                        $  240

5.   St. Petersburg                                 $  443

6.   Port Richey                                    $  153
                                                    ------
          TOTAL                                     $1,065









                               Exhibit A



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